                                  SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Check the appropriate box:

Filed by the Registrant                                          [ ]
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[ ]   Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[X]   Soliciting Material Under Rule 14a-12


                            RIDGEWOOD FINANCIAL, INC.
                -------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                             BOILING SPRINGS BANCORP
     ----------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]   No fee required
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

      (1) Title of each class of securities to which transaction applies:
              N/A
          ----------------------------------------------------------------------
      (2) Aggregate number of securities to which transaction applies:
              N/A
          ----------------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
              N/A
          ----------------------------------------------------------------------
      (4)   Proposed maximum aggregate value of transaction:    N/A
                                                            --------------------
      (5)   Total fee paid:    N/A
                           -----------------------------------------------------
[ ]   Fee paid previously with preliminary materials:  N/A
                                                     ---------------------------
[ ]   Check box if any part of the fee is offset as provided by Exchange Act
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      (1)   Amount Previously Paid:    N/A
                                   ---------------------------------------------
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                                                         -----------------------
      (3)   Filing Party:    N/A
                         -------------------------------------------------------
      (4)   Date Filed:    N/A
                       ---------------------------------------------------------


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BOILING SPRINGS BANCORP PROPOSES MERGER WITH RIDGEWOOD FINANCIAL, MHC,
----------------------------------------------------------------------
RIDGEWOOD FINANCIAL, INC. AND RIDGEWOOD SAVINGS BANK OF NEW JERSEY
------------------------------------------------------------------



FOR IMMEDIATE RELEASE:                       CONTACT:    EDWARD C. GIBNEY
                                                         PRESIDENT AND CEO
                                                         (201) 939-5000


RUTHERFORD, NEW JERSEY (September 21, 2000). Boiling Springs Bancorp, a mid-tier mutual holding company and the parent company of Boiling Springs Savings Bank, a New Jersey state-chartered savings bank, announced that Boiling Springs, MHC, Boiling Springs Bancorp and Boiling Springs Savings Bank delivered today a proposal to Ridgewood Financial, MHC, Ridgewood Financial, Inc. and Ridgewood Savings Bank of New Jersey to initiate merger discussions. On August 28, 2000, Ridgewood entered into a merger agreement with Provident Savings Bank.

Pursuant to Boiling Springs' proposal, Boiling Springs would merge Ridgewood Financial, a mid-tier mutual holding company, with and into Boiling Springs Bancorp, with Ridgewood Savings Bank of New Jersey becoming either a subsidiary of Boiling Springs Bancorp or a division of Boiling Springs Savings Bank. Each share of Ridgewood Financial common stock held by the minority shareholders of Ridgewood Financial would be exchanged for $18.00 in cash as opposed to $15.00 per share offered by Provident. The Boiling Springs' proposal is subject to, among other conditions, due diligence procedures and the execution of a definitive agreement between the parties. The deal value would amount to approximately $26.9 million.

Attached is the correspondence that was delivered to the Boards of Directors of Ridgewood Financial, MHC, Ridgewood Financial, Inc. and Ridgewood Savings Bank.

         We are aware that Ridgewood Financial, MHC ("Ridgewood, MHC"), Ridgewood Financial, Inc. ("Ridgewood Financial") and Ridgewood Savings Bank of New Jersey ("Ridgewood Savings") (the three Ridgewood entities sometimes being collectively referred to as "Ridgewood") have entered into an agreement and plan of merger with Provident Savings Bank ("Provident"), pursuant to which, among other things, Ridgewood Savings would merge with Provident and Provident would acquire each of the outstanding shares of common stock of Ridgewood Financial held by Ridgewood Financial's minority shareholders for $15.00 in cash. In view of that merger agreement, Boiling Springs Bancorp ("Boiling Springs") hereby proposes to merge Ridgewood Financial with Boiling Springs with Ridgewood Savings Bank becoming either a subsidiary of Boiling Springs or a division of Boiling Springs Savings Bank ("Boiling Springs Savings"), according to the terms outlined below. The terms of our proposal are superior to the terms agreed to between Ridgewood and Provident as contained in the August 28, 2000 merger agreement filed by Ridgewood Financial with the Securities and Exchange Commission on August 29, 2000 ("Provident Agreement"). In particular, as part of our proposed merger, Ridgewood Financial's minority shareholders would receive $18.00 in cash for each share of Ridgewood Financial common stock they hold. Further, the interests of the depositors of Ridgewood Savings in Ridgewood Financial would be converted into interests of the same nature in Boiling Springs, MHC.

                      SUMMARY OF BOILING SPRINGS' PROPOSAL

         Our proposed merger with Ridgewood would be completed under the following terms and conditions. The purpose of our describing these provisions is to reflect our commitment to enter into an agreement, the terms of which will be superior to the terms of the Provident Agreement.

1.       Summary  of  Transaction.  Subject  to  any  applicable  regulatory  or
         ------------------------
legal approvals, the result of the proposed transaction would be to merge Ridgewood Financial with Boiling Springs with Ridgewood Savings becoming either a subsidiary of Boiling Springs or a division of Boiling Springs Savings. As part of the merger, the outstanding shares of Ridgewood Financial stock held by Ridgewood Financial's minority shareholders would be exchanged for $18.00 in cash per share. Boiling Springs would also pay for any "dissenters' shares" in accordance with New Jersey law.

2.       Consideration.  Each share of common stock of Ridgewood Financial  held
         -------------
by minority shareholders would be exchanged for $18.00 in cash. It is our understanding that there are currently outstanding 3,180,000 shares of Ridgewood Financial common stock, of which 1,685,400 shares are owned by Ridgewood, MHC. It is also our understanding that there do not exist any options to purchase additional shares of Ridgewood Financial common stock. Accordingly, the total purchase price (exclusive of shares held by Ridgewood, MHC) would be approximately $26.9 million.

3.       Effect  on  Depositors  of  Ridgewood  Savings.   The  interests of the
         ----------------------------------------------
depositors of Ridgewood Savings in Ridgewood, MHC will be converted into interests of the same nature in Boiling Springs, MHC. As a result, each holder of a deposit account at Ridgewood Savings shall become a holder of a deposit account at Boiling Springs Savings at the effective time of the merger and all deposit accounts established at Ridgewood Savings prior to the merger will be deemed to have been established at Boiling Springs Savings on the date that they were established at Ridgewood Savings.

4.       Treatment of Stock Benefit Plans.  We understand that Ridgewood Savings
         --------------------------------
has established the Ridgewood Savings Bank of New Jersey Employee Stock Ownership Plan ("ESOP") and the Ridgewood Savings Bank of New Jersey 401(k) Plan ("401(k)") for the benefit of Ridgewood's employees. We will treat the ESOP, 401(k) and other benefits due under such plans to participants on terms that are similar to or more favorable than the manner in which Provident has agreed to treat such matters pursuant to the Provident Agreement.

5.       Treatment  of  Employment  Contracts.   Boiling  Springs will honor all
         ------------------------------------
obligations under Ridgewood's employment agreements and will make any payments required to be made thereunder in connection with the proposed transaction. Boiling Springs will also provide the President of Ridgewood Savings with a consulting agreement, and the Executive Vice President and Chief Operating Officer of Ridgewood Savings with an employment agreement, the terms of which are at least as favorable to the agreements or arrangements offered by Provident.



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6.       Board;  Management and Employees.  It is expected that Boiling  Springs
         --------------------------------
would invite those current members of Ridgewood Savings Bank's Board of Directors to participate in the governance of the company on a going forward basis. Accordingly, Boiling Springs, MHC will increase its board of directors by at least one member and, if the banking subsidiaries are merged, appoint, in its discretion, at least one member of the Ridgewood Savings Board of Directors to Boiling Springs' Board of Directors for a term that expires no earlier than the annual meeting following the year ended December 31, 2001. If, however, Ridgewood Savings is maintained as a separate subsidiary of Boiling Springs, it is expected that Boiling Springs Savings will invite at least 3 members of the Ridgewood Savings Board to remain on the Ridgewood Savings Board following the consummation of the merger. Boiling Springs will also establish an advisory board to consist of those persons who currently serve on the Ridgewood Savings Board of Directors (with the exception of the Executive Vice President and Chief Operating Officer of Ridgewood Savings). Advisory board members will receive fees in an amount that is at least equal to the fees they would receive under the Provident Agreement. The advisory board will be maintained for a period of at least three years following the consummation of the merger. Further, Boiling Springs intends to retain substantially all of the employees of Ridgewood Savings, subject to due diligence and review of staffing needs.

7.       Due Diligence  Review.  Our proposal is  contingent on Boiling  Springs
         ---------------------
being satisfied with the results of its due diligence review of Ridgewood. We would require a period of approximately one week to conduct due diligence, which would commence on a mutually agreeable date in the immediate near term. The proposal contained herein would not be terminated or modified by our findings of such due diligence review provided that such findings do not result in our determination that Ridgewood is subject to conditions which would materially adversely effect the value of Ridgewood as a whole as determined by its previously publicly available statements of financial condition, results of operations and other material disclosures.

8.       Definitive  Agreement.  The  contemplated  transaction  will be subject
         ---------------------
to the execution of a final agreement by and between Ridgewood and Boiling Springs containing customary terms, representations and warranties, covenants and conditions satisfactory in form and substance to the parties and, as stated above, at least as favorable to Ridgewood as those contained in the Provident Agreement.

9.       Regulatory  Approvals.   Consummation  of  the  transaction  would   be
         ---------------------
conditioned on obtaining all necessary regulatory approvals. Following execution of the definitive agreement, the parties would promptly prepare and submit applications for approval of the transaction to appropriate state and federal bank regulatory agencies. This proposal is subject to and would be in compliance with applicable New Jersey and federal laws, including New Jersey Statutes Annotated ss. 17:9A-383.

10.      Confidentiality. Immediately following the commencement of negotiations
         ---------------
between Ridgewood and Boiling Springs regarding the terms of a definitive merger agreement, all information and documents (other than information or documents that are publicly available) received by either party from the other during the course of discussions or in contemplation of the transaction will be held in confidence and will be returned upon request if negotiations are terminated. Confidential information of either party will be used solely for purposes of evaluating the proposed transaction, and will be used for no other purpose whatsoever.

11.      Transaction Fees.  Boiling Springs  and  Ridgewood  will each pay their
         ----------------
own expenses in connection with the transactions contemplated by this proposal, including attorneys' and accountants' fees.

12.      Funding the Merger Consideration.  At  or  prior to the consummation of
         --------------------------------
the merger, Boiling Springs will deposit with an independent third party exchange agent immediately available funds sufficient to pay Ridgewood Financial's shareholders the aggregate merger consideration. Boiling Springs currently has sufficiently available funds to pay the proposed aggregate merger consideration and Boiling Springs will not require any third party financing to pay such aggregate merger consideration.

13.      Payment of Termination Fee.   We  acknowledge  that  there  is  a  $1.0
         --------------------------
million cash break-up fee payable to Provident in Section 7.02(b) of the Provident Agreement.

COMPARISON AND SUPERIORITY OF BOILING SPRINGS' PROPOSAL TO PROVIDENT'S PROPOSAL

         The Boiling Springs Board of Directors believes that this proposal is superior to the Provident proposal. The Board's assessment is based upon its consultations with its financial advisor and based upon a comparative analysis performed on the Provident and Boiling Springs transactions. Such comparison demonstrates that our proposal represents a 25% premium to Ridgewood Financial's September 18, 2000 trading price of $14.4375. Further, all of the other terms of our proposal will be at least as favorable to the terms of the Provident transaction. As illustrated in the following table, our proposal to pay $18.00 per share represents a substantial premium when compared to the Provident Agreement's premium specifically, and the premiums paid in comparable transactions in 2000 as a whole.

                                                                               Ridgewood's June 30,
                                                                                        2000
                                                       Price to
                                                         Last                    Last
                                                        Twelve                  Twelve
                                                        Months'     Price to    Months'     Book
                                                       Earnings      Book        EPS        Value
--------------------------------------------------------------------------------------------------
Boiling Springs' $18.00 Proposal for Ridgewood.......   46.15x       226.70%    $ 0.39     $ 7.94
Provident's $15.00 Proposal for Ridgewood............   38.46        188.92     $ 0.39     $ 7.94

Multiples Through September 14, 2000
------------------------------------
National Thrift Acquisitions Announced for 2000......   19.75        149.18

Mid Atlantic Thrift Acquisitions Announced for 2000..   27.35        143.35

Thrift Acquisitions (deal Value $10M to $50M)
Announced for 2000...................................   19.68        138.88

Comparable Thrift Acquisition Multiples (defined by
our financial advisor)...............................   26.15        145.84
--------------------------------------------------------------------------------------------------

         Additionally, we believe that a combination of Ridgewood and Boiling Springs would be more beneficial to the communities, customers and members served by Ridgewood as compared to a combination with Provident. Boiling Springs is a Bergen County based institution, focused on meeting the needs of our community. Currently, Boiling Springs has eight branch locations, six of which are located in Bergen County. At June 30, 1999, 96.43% of our deposit base was from our Bergen County branches. In contrast, Provident is a Hudson County institution with only four Bergen County branches, which accounted for a mere 7.35% of its deposit base at June 30, 1999. As we already serve similar geographic community and member interests from our Wyckoff branch, we believe that we will effectively serve the Ridgewood and Mahwah communities. Clearly, we believe that our significant presence in the overlapping communities will enable us to better serve the needs of Ridgewood's Bergen County customer base. We also believe that our proposal to maintain Ridgewood Savings as a separate subsidiary will more favorably benefit the communities served by Ridgewood Savings and its employees as Ridgewood Savings will not lose its identity or customer recognition and we will be better able to preserve the positions of current employees.

                          DUTY TO CONSIDER OUR PROPOSAL

      We have reviewed the terms of the Provident Agreement with our advisors and believe that our proposal is a "Superior Proposal" as contemplated by
Section 5.06 of the Provident Agreement. As you know, Section 5.06 contains a "fiduciary out" provision that Ridgewood negotiated as part of the Provident Agreement, which reads in pertinent part:

               . . . . provided, however, that nothing contained in this Section
               5.06 shall prohibit the Board of Directors from: (i) furnishing information to, or entering into discussions or negotiations with any person or entity that makes an unsolicited written, bona fide proposal, to acquire Ridgewood Financial and Ridgewood Savings pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that, (A) the Board of Directors of Ridgewood Financial receives a written opinion from its independent financial advisor that such proposal may be superior to the Merger from a financial point of view to Ridgewood Financial stockholders, (B) legal counsel advises
               Ridgewood Financial that the proposed acquiror may legally acquire Ridgewood Financial and Ridgewood Savings, (C) the Board of Directors of Ridgewood Financial, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of Ridgewood Financial to comply with its fiduciary duties to stockholders under applicable law (such proposal that satisfies (A) (B) and (C) being referred to herein as a "Superior
               Proposal"), . . . .

      In response to our prior inquiries, we have been advised by Ridgewood that Ridgewood would not entertain any business combination that would compromise its independence. The Provident transaction represents a change in Ridgewood's policy of independence. We believe that the inclusion of the fiduciary out provision in the Provident Agreement reflects the Ridgewood Financial Board's understanding that the abandonment of this policy carries with it the fiduciary obligation to review competing proposals in order to maximize the value of the consideration it is to secure for its minority shareholders in connection with the extinguishment of their equity interest in Ridgewood Financial. Otherwise, the Ridgewood Financial Board would not have any diligent assurance that it had obtained a proposal sufficiently attractive to its minority shareholders.

      Based upon all of the foregoing, we are confident that Ridgewood will be willing to promptly engage in good faith negotiations regarding what we believe is precisely the Superior Proposal contemplated by the Provident Agreement and look forward to the forthcoming dialogue.

      Your prompt response to this proposal would be greatly appreciated so that we may undertake the necessary negotiations and due diligence activities. Accordingly, please furnish us with a response to this proposal by no later than 5:00 p.m., September 25, 2000.

Boiling Springs Bancorp, Boiling Springs, MHC and Boiling Springs Savings Bank and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies of stockholders of Ridgewood Financial, Inc. ("Ridgewood Financial"). The Boards of Directors of Boiling Springs Bancorp, Boiling Springs, MHC and Boiling Springs Savings Bank consist of J. Raymond Carey, Edward C. Gibney, Peter F. Benedict, Walter R. Calhoun, W. Thurston Cooper, J. Christopher Ely, Kenneth Grimbilas, Henry Shotmeyer, Jr. and Armand S. Toron. Neither Boiling Springs Bancorp, Boiling Springs, MHC, Boiling Springs Savings Bank nor any of their respective directors and executive officers beneficially owns any shares of Ridgewood Financial common stock.

Ridgewood Financial may file a proxy statement and other relevant documents with the Securities and Exchange Commission ("SEC"). INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain these documents free of charge at the SEC's website, WWW.SEC.GOV. Documents that Ridgewood Financial files with the SEC will also be available free of charge from Ridgewood Financial, Attn: Corporate Secretary, 55 North Broad Street, Ridgewood, New Jersey 07450, telephone 201-445-2000. READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.